Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Completes Funding of $11.9 Million Construction Loan For Arizona Transitional Rehabilitation Center

MURFREESBORO, Tenn. (June 30, 2011) - National Health Investors, Inc. (NYSE:NHI) announced today it has completed funding of the previously announced construction loan of $11,870,000 to Sante’ Mesa, LLC.   The interest rate is 10% and the loan maturity is May 31, 2015.  The 70-patient room transitional rehabilitation center is located in Mesa, Arizona.  Construction on the facility known as Sante’ of Mesa began in June 2010 and opened in May of 2011.  NHI has the option to purchase and lease back the facility when it reaches a predetermined level of stabilized net operating income.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital, an acute care hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI.  Additional information about NHI, including its most recent press releases, may be obtained on NHI's website at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year.  Copies of these filings are available at no cost on the SEC's website at http://www.sec.gov or on NHI’s website at http://www.nhinvestors.com.

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